UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 15, 2013
Date of report (Date of earliest event reported)

Supertel Hospitality, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Virginia
(State or Other Jurisdiction of Incorporation)

1-34087	52-1889548
(Commission File Number)	(IRS Employer Identification No.)
1800 West Pasewalk Avenue, Suite 200
Norfolk, NE	68701
(Address of Principal Executive Offices)	(Zip Code)

(402) 371-2520
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 15, 2013, Supertel Limited Partnership, a limited partnership 99% owned by Supertel Hospitality, Inc., entered into a purchase agreement with CHSP Hotel Investors, LLC to purchase two hotels for $18.5 million.

Supertel will conduct its due diligence of the hotels, including inspections, environmental surveys and engineering studies, and, may terminate the agreement, in its sole discretion, on or prior to July 15, 2013 and the escrow deposit will be returned to Supertel.  The purchase is subject to Supertel securing financing satisfactory to Supertel by August 15, 2013 to purchase the hotels.

Supertel has made a deposit on the purchase price of $250,000 with an escrow agent.  In the event Supertel is not successful in obtaining satisfactory financing for the purchase of a hotel, the escrow deposit will be returned to Supertel and the agreement will terminate.

The hotels are located in Southaven, Mississippi: a Courtyard by Marriott (85 rooms) and a Residence Inn by Marriott (78 rooms).  In addition to the due diligence inspections and the financing condition, the closing of the transaction is subject to customary closing conditions including accuracy of representations and warranties and compliance with covenants and obligations under the purchase agreement.

The description of the purchase agreement is qualified in its entirety by the purchase agreement filed with this report as Exhibit 2.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(c)	Exhibits.
2.1	Purchase Agreement dated May 15, 2013 between Supertel Limited Partnership and CHSP Hotel Investors, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Supertel Hospitality, Inc.

Date: May 16, 2013	By: /s/ Corrine L. Scarpello
Name: Corrine L. Scarpello
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
2.1	Purchase Agreement dated May 15, 2013 between Supertel Limited Partnership and CHSP Hotel Investors, LLC